EXHIBIT 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Semtech Corporation 2008 Long-Term Equity Incentive Plan of our reports dated March 24, 2008, with respect to the consolidated financial statements and financial statement schedule of Semtech Corporation included in its Annual Report (Form 10-K) for the year ended January 27, 2008, and the effectiveness of internal control over financial reporting of Semtech Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Woodland Hills, California

August 6, 2008